CERTIFICATE OF TRUST

WELLINGTON GLOBAL MULTI-STRATEGY FUND

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

FIRST:	The name of the trust is Wellington Global Multi-Strategy Fund.

SECOND:	The name and address of the Registered Agent in the State of Delaware is:

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

THIRD:	The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

FIFTH:	The business of the Trust will be managed in accordance with the Trust’s Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 29th day of May, 2024.

By:	/s/ Molly K. Shannon
	Name:	Molly K. Shannon
	Title:	Sole Initial Trustee

Information Classification: General